Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220694

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2020.

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 19, 2017)

U.S. $

Republic of Colombia

5.200% Global Bonds due 2049

The bonds will mature on May 15, 2049. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each May 15 and November 15, commencing on May 15, 2020. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S.$ 1,500,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S.$        .

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and, with the outstanding U.S.$ 1,500,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019, constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-7 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	U.S. $
Underwriting discount		%	U.S. $
Proceeds, before expenses, to Colombia		%	U.S. $

(1)

Purchasers will also be required to pay accrued interest totaling U.S.$         or U.S.$         per U.S.$ 1,000 principal amount of the bonds, from November 15, 2019, to but not including                 , 2020, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about                 , 2020.

Joint Book-Running Managers

BBVA	Goldman Sachs & Co. LLC	Scotiabank

The date of this prospectus supplement is                 , 2020.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EC (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadĺstico (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population in 2018 was estimated to be approximately 48.3 million. The latest available population statistics also estimated 7.4 million people live in Bogotá, the capital of Colombia. Furthermore, in 2018, Medellĺn and Cali, the second and third largest cities, had populations of approximately 2.4 million and 2.2 million, respectively. Of the total population, 77.1% live in municipal centers, 7.1% in populated centers and 15.8% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2018, Iván Duque was elected as president of Colombia. The next presidential election is scheduled for May 2022.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 11, 2018. The composition of the Congress for the period 2018-2022 was modified to expand the number of seats in both of its chambers. As a result of the peace agreement signed with the Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), and the political reform approved in 2015, a total of 12 congressional seats were added, increasing the total number of congressional seats from 268 to 280. In the Senate, candidates from Partido Centro Democrático, Partido Cambio Radical, Partido Conservador Colombiano, Partido Liberal Colombiano, Partido Social de Unidad Nacional (Partido de la U), Partido Alianza Verde, Partido Polo Democrático Alternativo Partido FARC, Coalición Lista de la Decencia (ASI, UP), Partido Político Mira, Movimiento Alternativo Indigena y Social (MAIS),and Gustavo Petro, won 19, 16, 14, 14, 14, 9, 5, 5, 3, 3, 2 and 1 seats, respectively, with 3 additional vacant seats. In the Chamber of Representatives, Partido Liberal Colombiano, Partido Centro Democrático, Partido Cambio Raical, Partido Social de Unidad Nacional (Partido de la U), Partido Conservador Colombiano, Partido Alianza Verde, Partido FARC, Partido Político Mira, Polo Democrático Alternativo, Partido Opción Ciudadana, Coalición Lista de la Decencia (ASI, UP), G.S.C. Colombia Justa Libres, Coalición Alternativa Santandereana, Movimiento Alternativo Indigena y Social (MAIS), C.C. Ancestral de comunidades negras playa renaciente, Consejo – Comunitario la Mamuncia and Angela María Robledo won 35, 32, 30, 25, 21, 9, 5, 2, 2, 2, 1, 1, 1, 1, 1, and 1 seats, respectively. The next Congressional elections will be held in March 2022.

Selected Colombian Economic Indicators

	2014	2015	2016	2017	2018
Domestic Economy
Real GDP Growth (percent)(1)	4.7%	3.0%	2.1%	1.4%	2.6%
Private Consumption Growth (percent)(1)	4.6	3.1	1.6	2.1	3.6
Public Consumption Growth (percent)(1)	4.7	4.9	1.8	3.8	5.6
Consumer Price Index(2)	3.3	5.3	5.5	5.0	3.5
Producer Price Index(2)	6.0	5.5	2.2	3.3	2.3
Interest Rate (percent)(3)	4.1	4.6	6.7	6.0	4.7
Unemployment Rate (percent)(4)	8.7	8.6	8.7	8.6	9.7
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	56,899	38,572	34,063	39,777	44,440
Imports of Goods	61,539	52,051	43,239	44,247	49,584
Current Account Balance	(19,764)	(18,564)	(12,036)	(10,241)	(13,005)
Net Direct Investment	(12,270)	(7,506)	(9,330)	(10,147)	(6,411)
Net International Reserves	47,323	46,731	46,675	47,629	48,393
Months of Coverage of Imports (Goods and Services)	7.6	8.8	10.3	10.1	9.2
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps. 334,877	Ps.333,804	Ps.351,084	Ps. 363.394	Ps.424,021
Non-financial Public Sector Expenditures(7)	348,663	358,462	368,051	384,794	453,795
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	7,280	(4,514)	7,564	4,371	1,651
Percent of Nominal GDP	1.05%	(0.6)%	0.9%	0.5%	0.2%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(13,265)	(27,177)	(20,693)	(24,581)	(27,918)
Percent of Nominal GDP	(1.8)%	(3.4)%	(2.4%)	(2.67)%	(2,9)%
Central Government Fiscal Surplus/ (Deficit)	(18,356)	(24,269)	(34,925)	(33.636)	(30,316)
Percent of Nominal GDP	(2.4)%	(3.0)%	(4.0)%	(3.6)%	(3.1)%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps.249,044,604	Ps.266,189,948	Ps.296,168,890	Ps. 323,956,113	Ps. 363,073,220
Percent of Nominal GDP(1)	32.6%	33.1%	34.3%	35.2%	37.1%
Public Sector External Funded Debt(11)	$57,835	$64,083	$ 69,463	$ 70,396	$ 71,554
Percent of Nominal GDP(1)	15.3%	22.0%	23.8%	24.1%	21.62%

1:	Figures for 2017 and 2018 are preliminary. Preliminary figures are published in March in the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “—Foreign Trade and Balance of Payments—Balance of Payments”.
6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.
11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $

Issue Price	% of the principal amount of the bonds, plus accrued interest totaling U.S. $ or U.S.$ per U.S. $1,000 principal amount of the bonds, from November 15, 2019, to but not including , 2020, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later

Issue Date	, 2020.

Maturity Date	May 15, 2049.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV. as operator of the Euroclear System plc, and Clearstream Banking, S.A..

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from November 15, 2019 at the rate of 5.200% per year. Colombia will pay you interest semi-annually in arrears on May 15 and November 15 of each year. The first interest payment will be made on May 15, 2020.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Single Series	The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,500,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S. $ .

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	State of New York; provided, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S. $ after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for all or a portion of Colombia’s 4.375% Global Bonds due 2021 (the “2021 Global Bonds”) and 4.000% Global Bonds due 2024 (the “2024 Global Bonds” and collectively, the “Old Global Bonds”) that Colombia may purchase pursuant to its offer to purchase, dated January 21, 2020, on the terms and subject to the conditions set forth in the offer to purchase, and/or (ii) for general budgetary purposes. As of the date of this prospectus supplement, there were U.S. $2,000,000,000 2021 Global Bonds and U.S. $2,100,000,000 2024 Global Bonds outstanding. The 2021 Global Bonds bear a fixed interest coupon of 4.375% and are due to mature on July 12, 2021. The 2024 Global Bonds bear a fixed interest coupon of 4.000% and are due to mature on February 26, 2024.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of 2020, BBVA Securities Inc., Goldman Sachs & Co. LLC and Scotia Capital (USA) Inc., as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in commodity prices, such as the recent decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. China is Colombia’s third most important trading partner in terms of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. According to preliminary figures, exports to China accounted for 10.0% of Colombia’s total exports in 2018. An economic slowdown in China could have an adverse effect on Colombia’s economic growth and its ability to service its public debt. For more information, see “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves—Appreciation of the Peso and Measures Taken by the Government” and “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2018, filed with the SEC on September 30, 2019 (“2018 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, or a continued slowdown in China’s economy could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. In 2018, the United States accounted for 25.5% of Colombia’s total exports and the European Union accounted for 11.7% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term public external indebtedness are currently rated investment grade by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) . Fitch has had a negative outlook since May 23, 2019. In addition, on May 23, 2019, Moody’s changed its outlook from negative to stable. S&P has had a stable outlook since December 11, 2017.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2018 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2802 /57-1-381-4153

Fax: 57-1-381-2801/57-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2018 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-10 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-10 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-5 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-10 to D-16 of Exhibit D and “Recent Developments” beginning on page S-14 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-22 to D-49 of Exhibit D and “Monetary System” on pages D-66 to D-77 of Exhibit D; and “Recent Developments—Economy” beginning on page S-17 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-22 to D-23 of Exhibit D; and “Recent Developments—Economy” beginning on page S-17 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-10 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2019 Budget” on pages D-78 to D-87 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-28 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-88 to D-99 of Exhibit D and “Recent Developments—Public Sector Debt” beginning on page S-30 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-50 to D-65 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-20 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-73 to D-76 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-27 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-50 to D-65 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2019 Budget” on pages D-79 to D-87 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-20 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-28 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2018 budget	“Public Sector Finance—Public Sector Accounts” and “—2018 Budget” on pages D-79 to D-87 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-28 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $        after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $        ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for all or a portion of the Old Global Bonds that Colombia may purchase pursuant to its offer to purchase, dated January 21, 2020, on the terms and subject to the conditions set forth in the offer to purchase, and/or (ii) for general budgetary purposes.

As of the date of this prospectus supplement, there were U.S. $2,000,000,000 2021 Global Bonds and U.S. $2,100,000,000 2024 Global Bonds outstanding. The 2021 Global Bonds bear a fixed interest coupon of 4.375% and are due to mature on July 12, 2021. The 2024 Global Bonds bear a fixed interest coupon of 4.000% and are due to mature on February 26, 2024.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2018 Annual Report. To the extent the information in this section is inconsistent with the information contained in the 2018 Annual Report, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2018 Annual Report.

Republic of Colombia

Government and Political Parties

National development plans are published every four years and act as a framework for the Government’s goals, programs and investment plans. The National Development Plan 2018—2022 (the “2018-2022 Plan”), approved on May 25, 2019, is focused on consolidating advances in the Republic’s social advances and improvements. The 2018-2022 Plan is based on three main pillars: (i) rule of law, (ii) entrepreneurship and (iii) social justice.

•	Rule of Law: promotion of the rule of law, increasing security and the consolidation of peace;

•	Entrepreneurship: economic growth will be enhanced with an environment favorable to the creation and consolidation of a friendly business environment; and

•	Social Justice: promotion of social mobility and increased prosperity.

The 2018-2022 Plan aims to increase local, regional and national integration as well as reduce poverty and inequality and increase employment. Approximately Ps.1.1 trillion will be invested in order to reach these objectives.

On November 30, 2017, Congress approved the final text of the draft bill which implemented the regulatory framework of the JEP (the “JEP Bill”). On August 15, 2018, the Constitutional Court declared the JEP Bill constitutional and on February 11, 2018, the Constitutional Court sent the JEP Bill to the President of the Congress and the President of the Republic for their signatures. On March 10, 2019, President Duque objected to six of the 159 articles of the JEP Bill. On April 8 and May 1, 2019, the Chamber of Representatives and the Senate, respectively, rejected the objections. On June 6, 2019, President Duque enacted the regulatory framework of the JEP into law. On December 23, 2019, 12,234 Colombians were submitted to the JEP. Of that group, 9,721 were members of the FARC, 2,429 were members of the military, 72 were agents of the state and 12 were social protesters.

Corruption Investigations

On January 12, 2017, the Fiscalia General de la Nación initiated a corruption investigation into the activities of the Brazilian construction firm Odebrecht. While the investigation is still ongoing, to date, five people have been convicted, including two former public officials. On September 14, 2018, the Superintendencia de Industria y Comercio initiated a corruption investigation into Odebrecht’s actions in relation to the adjudication of the Ruta del Sol II highway concession. On December 13, 2018, a local court disqualified Odebrecht from bidding and contracting with the Republic for a period of 10 years.

On August 6, 2019, an arbitral tribunal ruled in favor of the Colombian Infrastructure Agency (“ANI”) in a claim filed by CONSOL, a construction consortium in which Odebrecht owns a 62% stake. The arbitral tribunal decided that ANI only needed to pay CONSOL Ps. 211 billion in construction costs and not the Ps. 2.3 trillion that were claimed to be due.

Internal Security

The level of criminal activity has generally decreased since August 2002. In particular, violence by guerilla organizations has decreased. Incidents of homicide decreased from 13,343 in 2014 to 12,782 in 2015, 12,402 in

2016 and to 12,237 in 2017. In 2018, 12,293 incidents of homicide were recorded. Incidents of kidnapping decreased from 288 in 2014, 213 in 2015, 207 in 2016, 195 in 2017 and 176 in 2018. Incidents of terrorism decreased from 763 in 2014 to 443 in 2015, 224 in 2016 and 123 in 2017. In 2018, there were 152 incidents of terrorism recorded. From January to November 2019, homicides decreased by 1.2% from 11,680 to 11,539, compared to the same period in 2018. From January to November 2019, kidnappings decreased by 47.1% from 157 to 83, compared to the same period in 2018, while incidents of terrorism increased by 16.6% from 145 to 169, compared to the same period in 2018.

Over the past two decades, Colombia has implemented various measures to address the violence associated with the guerilla movements, including bilateral negotiations, enactment of legislation to protect the victims of armed conflicts, increased investment and economic development in conflict areas and the introduction of social, political and economic reforms designed to improve living conditions, increase access to the political process and equalize the distribution of income.

On August 29, 2019, Ivan Marquez and Jesus Santrich (“Santrich”), former senior leaders of the FARC, announced that they would once again take up arms and return to conflict. On October 9, 2019, the FARC party, the successor of the guerrilla group, expelled all the guerrilla members that announced their rebellion. Several FARC dissidents, including Santrich, are requested in extradition by the United States for narcotrafficking and money laundering charges.

On September 30, 2019 the Presidential Counselor for Stabilization and Consolidation stated before a committee of Congress the Government’s continued commitment to the implementation of the peace agreements reached with the FARC. The Government has invested approximately Ps. 900 billion in projects related to the implementation of the peace agreements.

Other Domestic Initiatives

On March 6, 2018 the Government enacted Decree 437 of 2018, which establishes a public policy aimed at promoting religious tolerance and fostering religious freedom.

On April 17, 2018, the Government enacted Decree 660 of 2018, which seeks to provide comprehensive protection to all communities with the support and coordination of territorial entities. This decree was enacted within the framework of the peace agreement reached with the FARC.

On August 26, 2018, a referendum was held to decide on the implementation of certain anti-corruption measures. Seven questions were on the ballot. Although every single proposal received a 99% approval, none of the proposals met the minimum threshold of votes.

On December 28, 2018, Law No. 1943 (the “Financing Law”) was signed by President Duque. The Financing Law, which entered into force on January 1, 2019, aims to increase government revenues by approximately Ps. 7.5 trillion pesos. The Financing Law includes, among others, the following measures: (1) a new transactional tax on the sale of certain real estate; (2) a regular VAT for beer and for certain sugar drinks; (3) a 1% annual wealth tax on certain individuals for years 2019, 2020, and 2021; and (4) a tax on certain dividends at a rate of 7.5% or 15% depending on the nature of the recipient of the dividend. Further, the Financing Law strengthens the DIAN; increases the Republic’s ability to collect fiscal revenues; promotes formal employment; incentivizes large-scale investments that create more than 250 new jobs; and promotes incentives for investment in sectors of the Orange economy, including cultural and creative industries such as architecture, audiovisual arts, digital services, fashion, graphic and industrial design, handcrafts, music and software.

On October 16, 2019, Congress approved the Budget Law for the year 2020 with a total budget of Ps. 271.7 trillion, and an increase in investment of Ps. 7.3 trillion.

On October 16, 2019, the Financing Law was declared unconstitutional by the Constitutional Court due to errors in the legislative approval process. The decision of the Constitutional Court is not retroactive and will be enforced starting January 1, 2020. On October 22, 2019, the Government presented to Congress a tax reform bill aimed at replacing the Financing Law (the “Economic Growth Law”). On December 27, 2019, the President of the Republic signed the Economic Growth Law (Law No. 2010), after it was approved by Congress. The law seeks to continue promoting economic development and creates the basis for reducing inequality gaps in the country. The Economic Growth Law includes the same provisions from the Financing Law and in addition includes four measures that seek to benefit the most vulnerable in the population: (i) a VAT refund to the 20% poorest in the population; (ii) a gradual reduction in health contributions, from 12% to 4%, by retirees who receive a minimum pension salary; (iii) incentives for companies to hire young people; and (iv) three days a year without VAT.

On November 24, 2019, President Duque signed Law No. 2111, which created the “Grupo Bicentenario,” a corporation (sociedad por acciones) linked to the Ministry of Finance. Grupo Bicentenario will serve as a financial holding entity overseeing the group of state entities that provide financial services, with the objective of expanding their portfolios, improving the quality of service, and protecting the savings and assets of Colombians.

Pact for the Construction of Peace: Culture of Legality, Coexistence, Stabilization and Victims (“2018-2022 Pact”).

The National Development Plan 2018—2022, presented and approved by Congress in May 2019, also approved the 2018-2022 Pact, which aims to build a culture of legality based on the essential relationship between security and justice for a peaceful coexistence. A budget of Ps. 37.1 trillion was approved to fund the 2018-2022 Pact. The main objectives of the 2018-2022 Pact include (i) increased investments in the municipalities most affected by violence; (ii) welfare and assistance programs focused on 1.7 million vulnerable individuals and (iii) increased efficiency in the use of resources aimed at providing reparations to approximately 1.3 million victims of the armed conflict.

Humanitarian Crisis in Venezuela

Beginning in 2017, Venezuela began to experience a severe political, economic and humanitarian crisis that has impacted the Andean Region as a whole, and Colombia in particular. The Government estimates that as of December 31, 2018, 1.2 million Venezuelans were living in Colombia in search of work, housing and food security, an increase from 0.2 million in May of 2017.

On November 23, 2018, the Department of National Planning published CONPES 3950 (“CONPES 3950”), aimed at addressing the influx of Venezuelan migrants. The action plan aims to provide health care and education to Venezuelan migrants. The plan further provides for increased attention to children and the elderly. The provision of water, food and housing is also addressed. A total of Ps. 422.8 million have been directed for these purposes.

In its report of June 2019, (the “2019 Report”) the Comite Consultivo de la Regla Fiscal (the “Fiscal Rule Advisory Council”) recommended that the Government budget an additional deficit of 0.5%, 0.4%, 0.3%, 0.2% and 0.1% of GDP for 2019, 2020, 2021, 2022 and 2023, respectively, in order to address the influx of Venezuelan migrants. During the first eight months of 2019, Colombia received $96 million in foreign aid to address the Venezuelan migrant crisis.

On January 23, 2019, the Government of Colombia recognized and expressed its full support to the President of the National Assembly, Juan Guaidó, who was designated by the Venezuelan National Assembly as interim president of the Bolivarian Republic of Venezuela. Additionally, the Government ratified the decision to continue to strongly support the recovery of democracy in Venezuela. Colombia is a member of the Lima Group, a group of 14 western hemisphere nations that has recognized the Guaidó administration and is proposing efforts to reinstall democracy in Venezuela.

Economy

Gross domestic product

Real GDP grew by 4.7%, 3.0% and 2.1% in 2014, 2015 and 2016, respectively, and, based on preliminary figures, by 1.4% in 2017 and 2.7% in 2018. According to preliminary figures, real GDP grew 3.2%, 3.0%, and 3.3% respectively, during the first, second and third quarters of 2019, compared to the same quarters in 2018.

The services sector has traditionally been the largest sector of the Colombian economy. In 2018, the services sector increased by 2.5% in real terms and represented 56.2% of GDP. The manufacturing sector increased by 3.0% in real terms in 2018 and represented approximately 12.1% of GDP in 2018. Agriculture, livestock, fishing, forestry and hunting have also traditionally played an important role in the Colombian economy. Production in this sector increased by 1.4% in real terms in 2018, and the sector accounted for 6.2% of GDP in 2018. Construction activity increased by 3.0% in real terms in 2018 and accounted for 7.0% of GDP in 2018. Mining and quarrying (including oil) increased by 0.3% in real terms in 2018 and represented 5.1% of GDP in 2018. Electricity, gas and water grew by 3.0% in real terms in 2018 and represented 3.0% of GDP in 2018.

According to preliminary figures, for the nine months ended September 30, 2019, the agriculture, livestock, fishing, forestry and hunting sector increased by 2.6%; the manufacturing sector increased by 1.5%; the mining and quarrying sector increased by 1.0%; the construction sector decreased by 2.6%; and the electricity, gas and water sector increased by 2.8%, compared to the same period in 2018.

Impact of Oil Prices

The mining and quarrying sector (including oil) is a significant contributor to the Colombian economy and a principal source of exports. The mining and quarrying sector decreased by 1.3%, 1.1% and 2.9% in real terms in 2014, 2015 and 2016, respectively. According to preliminary figures, the mining and quarrying sector contracted by 5.7% in real terms in 2017 and 0.2% in real terms in 2018. According to preliminary figures, during 2019, the mining and quarrying sector grew by 5.3% during the first quarter; 1.2% during the second quarter and 1.0% during the third quarter. Oil and its derivatives accounted for 52.8% of total exports in 2014, 40.4% in 2015, 34.0% in 2016, 34.5% in 2017 and 40.1% in 2018.

Principal Sectors of the Economy

Mining and Petroleum

Colombia holds substantial reserves of petroleum, natural gas, coal, minerals, precious metals and precious and semi-precious stones, including nickel, gold, silver, platinum and emeralds. It is among the world’s leading exporters of emeralds, gold and coal. According to statistics compiled by DANE, the mining and quarrying sector as a whole (including the petroleum industry) accounted for approximately 5.1% of GDP in 2018 compared to 5.2% in 2017. Mining and quarrying sector production decreased in 2018 by 0.2% compared to a decrease of 5.7% in 2017. According to preliminary figures, in 2019, the mining and quarrying sector grew by 5.3% in the first quarter; 1.2% in the second quarter and 1.0% during the third quarter.

Services

The services sector accounted for 57.5% of GDP in 2018 and grew by 5.4%, 3.6%, 2.4%, 2.6% and 3.4% in in real terms in 2014, 2015, 2016, 2017 and 2018, respectively.

In the fourth quarter of 2018, the number of internet broadband connections exceeded the target, reaching a total of 32.7 million broadband subscribers, a 7.9% increase from the same quarter in 2017.

Role of the State in the Economy

In 2018, the most important state-owned non-financial companies included Ecopetrol S.A., Medellín’s urban transit system (the “Medellín Metro”) and the energy transmission company ISA.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2014 through November 2019, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2014	2015	2016	2017	2018	2019
January	11.1%	10.8%	11.9%	11.7%	11.8%	12.8%
February	10.7	9.9	10.0	10.5	10.8	11.8
March	9.7	8.9	10.1	9.7	9.4	10.8
April	9.0	9.5	9.0	8.9	9.5	10.3
May	8.8	8.9	8.8	9.4	9.7	10.5
June	9.2	8.2	8.9	8.7	9.1	9.4
July	9.3	8.8	9.8	9.7	9.7	10.7
August	8.9	9.1	9.0	9.1	9.2	10.8
September	8.4	9.0	8.5	9.2	9.5	10.2
October	7.9	8.2	8.3	8.6	9.1	9.8
November	7.7	7.3	7.5	8.4	8.8	9.3
December	8.7	8.6	8.7	8.6	9.7	—

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents national quarterly average rates of employment by gender for the periods indicated:

National Quarterly Employment Rates by Gender

	2014		2015		2016		2017		2018		2019
	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men
First Quarter	45.3%	68.3%	46.3%	69.2%	46.4%	68.6%	46.0%	68.5%	45.3%	68.0%	45.1%	67.4%
Second Quarter	47.8%	69.2%	48.7%	69.9%	48.4%	69.2%	48.7%	69.6%	47.7%	69.2%	46.0%	67.6%
Third Quarter	48.1%	69.5%	48.4%	69.4%	47.7%	69.4%	47.5%	69.3%	47.3%	69.2%	45.6%	67.3%
Fourth Quarter	49.2%	71.6%	49.7%	72.0%	49.5%	71.1%	48.9%	70.2%	47.6%	69.9%	—	—

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.4%	15.6%	16.6%	16.4%
Mining and quarrying	1.0%	1.1%	1.1%	0.7%
Manufacturing	11.8%	12.3%	11.6%	12.3%
Electricity, gas and water supply	0.6%	0.6%	0.5%	0.6%
Construction	5.9%	5.9%	5.9%	6.5%
Retail, hotels and restaurants	27.7%	27.2%	27.0%	27.2%
Transport, storage and communications	8.6%	8.3%	8.1%	8.3%
Financial intermediation	1.4%	1.3%	1.5%	1.2%
Real estate, renting and business activities	6.9%	7.2%	7.6%	7.4%
Community, social and personal services	19.7%	20.6%	20.1%	19.3%
Total	100.0%	100.0%	100.0%	100.0%

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.3%	15.4%	15.9%	16.8%
Mining and quarrying	0.8%	1.0%	1.1%	0.8%
Manufacturing	12.2%	12.2%	11.2%	11.8%
Electricity, gas and water supply	0.6%	0.5%	0.5%	0.5%
Construction	6.4%	6.1%	6.3%	6.2%
Retail, hotels and restaurants	27.4%	27.1%	27.8%	27.5%
Transport, storage and communications	8.5%	8.4%	8.1%	7.7%
Financial intermediation	1.4%	1.3%	1.4%	1.3%
Real estate, renting and business activities	7.4%	7.7%	7.5%	7.8%
Community, social and personal services	19.0%	20.2%	20.2%	19.6%
Total	100.0%	100.0%	100.0%	100.0%

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.0%	15.8%	16.3%	16.3%
Mining and quarrying	0.9%	0.9%	1.0%	0.6%
Manufacturing	11.0%	11.6%	11.3%	12.1%
Electricity, gas and water supply	0.6%	0.5%	0.4%	0.6%
Construction	6.4%	6.4%	6.2%	6.2%
Retail, hotels and restaurants	28.2%	27.6%	27.9%	27.8%
Transport, storage and communications	8.5%	8.0%	7.9%	7.7%
Financial intermediation	1.5%	1.4%	1.5%	1.5%
Real estate, renting and business activities	7.7%	7.9%	7.8%	8.1%
Community, social and personal services	19.3%	19.8%	19.6%	19.2%
Total	100.0%	100.0%	100.0%	100.0%

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.2%	16.4%	16.9%	17.1%
Mining and quarrying	0.8%	1.0%	1.0%	0.6%
Manufacturing	11.5%	12.2%	11.2%	12.2%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	6.1%	6.0%	6.1%	6.3%
Retail, hotels and restaurants	27.8%	26.6%	27.1%	27.2%
Transport, storage and communications	8.5%	8.1%	7.9%	7.9%
Financial intermediation	1.4%	1.4%	1.4%	1.3%
Real estate, renting and business activities	8.1%	8.1%	8.3%	8.3%
Community, social and personal services	19.2%	19.8%	19.7%	18.6%
Total	100.0%	100.0%	100.0%	100.0%

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.1%	16.1%	16.5%	17.3%
Mining and quarrying	0.9%	1.1%	1.1%	0.7%
Manufacturing	11.6%	12.1%	11.9%	12.6%
Electricity, gas and water supply	0.6%	0.6%	0.6%	0.5%
Construction	5.8%	6.0%	6.4%	6.7%
Retail, hotels and restaurants	27.5%	26.7%	27.0%	26.1%
Transport, storage and communications	8.2%	8.0%	7.9%	7.8%
Financial intermediation	1.3%	1.3%	1.5%	1.4%
Real estate, renting and business activities	8.1%	7.8%	7.6%	7.8%
Community, social and personal services	19.0%	20.3%	19.6%	19.0%
Total	100.0%	100.0%	100.0%	100.0%

	2019
	First Quarter	Second Quarter	Third Quarter
Agriculture, fishing, hunting and forestry	15.9%	15.2%	15.9%
Mining and quarrying	0.9%	0.9%	0.9%
Manufacturing	11.6%	12.3%	11.5%
Electricity, gas and water supply	0.6%	0.6%	0.7%
Construction	6.4%	6.5%	6.8%
Retail, hotels and restaurants	27.7%	27.2%	26.9%
Transport, storage and communications	8.2%	8.2%	7.8%
Financial intermediation	1.5%	1.5%	1.5%
Real estate, renting and business activities	7.8%	7.7%	7.7%
Community, social and personal services	19.6%	20.4%	20.4%
Total	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

In June 2014, Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework and incorporated changes in balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the balance of payments. On the current account side, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line. On the capital account side, loans between affiliates (for nonfinancial sector companies), which had previously been incorporated within the loans account, are now included in the direct investment account. Furthermore, changes in the format for the presentation of information have been incorporated. Additionally, measurements of exports in the table “Balance of Payments” are different from the table “Exports (FOB) by Group of Products” and from the table “Trends in the Composition of Exports”, because these two latter tables do not incorporate special trade operations and commerce from the Free Trade Zones.

According to preliminary figures, Colombia’s current account registered a U.S. $13,005 million deficit in 2018 compared to a U.S. $10,241 million deficit in 2017. The increase in the current account deficit was mainly due to an increase in imports of goods and services.

The financial account registered a U.S. $12,640 million deficit in 2018 compared to a U.S. $9,558 million deficit in 2017. The increase in the deficit was mainly caused by a decrease in other investment accounts.

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $3,917 million for the first nine months of 2019 compared to a deficit of U.S. $3,195 million for the same period in 2018. The financial account registered a deficit of U.S. $3,219 million for the first nine months of 2019 compared to a U.S. $3,435 million deficit for the same period in 2018. The increase in the current account deficit in 2019 compared to 2018 was due to an increase in imports relative to exports.

The following table presents the balance of payments figures for the periods indicated based on the ninth edition of the IMF’s Balance of Payments Manual:

Balance of Payments(1)(2)(3)(4)

	For the Year ended December 31,					For the first nine months ended September 30,
Account	2014	2015	2016	2017	2018	2018	2019
	(in Millions of U.S. Dollars)
Current Account	(19,764)	(18,564)	(12,036)	(10,241)	(13,005)	(3,195)	(3,917)
Credit (Exports)	73,824	56,725	53,537	61,202	68,745	17,464	17,042
Debit (Imports)	93,588	75,289	65,573	71,443	81,750	20,659	20,959
Goods and Services	(11,863)	(18,267)	(12,705)	(8,447)	(8,879)	(2,273)	(3,922)
Credit (Exports)	64,055	45,998	41,834	48,238	54,048	13,761	12,850
Debit (Imports)	75,917	64,265	54,540	56,685	62,928	16,034	16,772
Goods	(4,641)	(13,479)	(9,176)	(4,470)	(5,144)	(1,067)	(2,754)
Credit (Exports)	56,899	38,572	34,063	39,777	44,440	11,475	10,365
Debit (Imports)	61,539	52,051	43,239	44,247	49,584	12,542	13,119
Services	(7,222)	(4,788)	(3,530)	(3,977)	(3,735)	(1,206)	(1,168)
Credit (Exports)	7,156	7,426	7,771	8,461	9,608	2,286	2,485
Debit (Imports)	14,378	12,214	11,301	12,438	13,344	3,492	3,653
Primary Income	(12,523)	(5,727)	(5,229)	(8,405)	(11,768)	(2,879)	(2,308)
Credit (Exports)	3,997	4,483	4,996	5,479	6,113	1,519	1,632
Debit (Imports)	16,520	10,211	10,225	13,884	17,881	4,398	3,940
Secondary Income	4,622	5,430	5,898	6,611	7,643	1,957	2,313
Credit (Exports)	5,771	6,243	6,706	7,484	8,584	2,184	2,559
Debit (Imports)	1,150	813	808	873	941	226	246

	For the Year ended December 31,					For the first nine months ended September 30,
Account	2014	2015	2016	2017	2018	2018	2019
	(in Millions of U.S. Dollars)
Financial Account	(19,292)	(18,244)	(12,273)	(9,558)	(12,567)	(3,435)	(3,219)
Direct Investment	(12,270)	(7,506)	(9,330)	(10,147)	(6,411)	(2,469)	(2,021)
Net Acquisition of Financial Assets	3,899	4,218	4,517	3,690	5,125	329	1,309
Equity and Investment Fund Share	2,935	5,283	4,975	3,386	3,654	708	1,097
Debt Instruments	963	(1,065)	(458)	304	1,471	(379)	211
Net Incurrence of Liabilities	16,169	11,724	13,848	13,837	11,535	2,799	3,330
Equity and Investment Funds Share	13,676	9,718	9,176	12,043	9,931	2,611	2,805
Debt Instruments	2,493	2,006	4,672	1,794	1,604	188	525
Portfolio Investment	(11,565)	(9,166)	(4,839)	(1,617)	1,297	536	61
Net Acquisition of Financial Assets	7,096	(475)	5,190	6,200	1,646	1,118	332
Equity and Investment Fund Share
Debt Securities	7,096	(475)	5,190	6,200	1,646	1,118	332
Net Incurrence of Liabilities	18,661	8,691	10,029	7,817	349	581	271
Equity and Investment Fund Share	1,823	640	(363)	472	(823)	(172)	(384)
Debt Securities	16,838	8,051	10,392	7,345	1,172	753	655
Financial Derivatives and Options to Purchase Shares Employees	608	1,956	(621)	365	21	152	177
Net Acquisition of Financial Assets	(323)	(223)	(794)	(169)	(473)	(5)	(29)
Net Incurrence of Liabilities	(932)	(2,179)	(173)	(534)	(494)	(156)	(206)
Other Investments	(502)	(3,943)	2,353	1,296	(8,661)	(1,822)	(1,690)
Net Acquisition of Financial Assets	1,771	540	2,879	(387)	257	(936)	(1,678)
Net Incurrence of Liabilities	2,273	4,483	526	(1,683)	8,918	886	12
Reserve Assets	4,437	415	165	545	1,187	169	254
Net Errors and Omissions	472	320	(237)	683	438	(239)	(697)
Memorandum of the Financial Account Excluding Reserve Assets	(23,729)	(18,660)	(12,438)	(10,103)	(13,754)	(3,603)	(3,473)

(1)	Data for 2019, 2018 and 2017 are preliminary and data for 2016, 2015 and 2014 are revised.
(2)

The calculation of the change in international reserves is made based on the 6th edition of the IMF Balance of Payments Manual, following the recommendation not to include in this calculation changes due to exchange rate and price valuations.

(3)	Other financial corporations are institutional units that provide financial services, and which assets and liabilities are, in general, not available in open financial markets.
(4)

Non-financial corporations are corporations whose principal activity is the production of goods or non- financial market services. This category includes legally established companies, branches or non-resident corporations, quasi-corporations, hypothetical resident land owners units and resident non-profit institutions that are market producers of goods and non-financial services.

Source: Banco de la República—Economic Studies.

Exports of goods (according to Banco de la República) increased by 10.2% in 2018 compared to 2017, principally due to a 54.9% increase in exports of nickel and a 26.6% increase in exports of oil and its derivatives. Nontraditional exports, including emeralds, increased by 2.3%, from U.S. $14,450 million in 2017 to U.S. $14,788 million in 2018. Among industry exports, the largest decreases among the categories of specifically identified export products were registered by machinery and equipment, which decreased by 7.3%, and wood and its derivatives by 13.2%. Exports of goods in 2018 totaled approximately U.S. $41,905 million, including oil and its derivatives (40.1% of total exports), coal (17.8% of total exports), coffee (5.4% of total exports), nickel (1.3% of total exports) and nontraditional exports (35.3% of total exports).

According to preliminary figures supplied by DANE and the Dirección de Impuestos y Aduanas Nacionales de Colombia (“DIAN”), exports of goods totaled U.S. $36,104 million during the first eleven months of 2019, representing a 6.6% decrease compared to the same period in 2018. Exports of oil and its derivatives decreased by 6.5%.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports.

Merchandise Exports to Major Trading Partners

	2014	2015(1)	2016(1)	2017(1)	2018(1)	For the eleven months through November 2019(1)
	(percentage of total exports)
United States	25.9%	27.8%	32.1%	27.9%	25.5%	28.5%
Venezuela	3.6%	2.9%	1.9%	0.8%	0.8%	0.5%
China	10.5%	6.4%	3.7%	5.8%	10.0%	11.0%
Netherlands	3.9%	4.1%	3.8%	4.1%	2.5%	3.2%
Ecuador	3.4%	4.1%	3.8%	3.9%	4.4%	5.0%
Panama	6.6%	6.7%	6.4%	6.5%	7.0%	6.9%
Spain	5.9%	4.4%	3.6%	2.6%	2.8%	1.3%
Chile	1.8%	2.0%	2.1%	2.7%	2.8%	2.5%
Peru	2.2%	3.2%	3.3%	3.0%	2.8%	2.9%
Brazil	3.0%	3.3%	3.1%	3.6%	3.7%	3.7%
India	5.0%	1.5%	0.7%	0.7%	1.3%	0.9%
United Kingdom	2.0%	1.8%	1.5%	1.1%	1.0%	1.2%
Switzerland	0.9%	1.2%	1.2%	0.9%	0.8%	0.4%
Others	25.3%	30.5%	32.6%	36.4%	34.5%	31.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100%

Totals may differ due to rounding.

1:	Preliminary.

Sources: DANE.

Merchandise Imports by Major Trading Partners(1)

	2014	2015(2)	2016(2)	2017(2)	2018(2)	For the eleven months through November 2019(2)
	(percentage of total imports)
United States	28.5%	28.6%	21.9%	22.1%	23.9%	20.2%
Mexico	8.3%	7.2%	6.4%	6.4%	7.4%	6.1%
China	18.3%	18.5%	16.0%	16.1%	19.5%	16.8%
Panama	0.1%	0.2%	0.1%	0.1%	0.1%	0.1%
Switzerland	0.8%	0.8%	0.7%	0.8%	0.9%	0.7%
South Korea	2.3%	2.1%	1.6%	1.4%	1.5%	1.0%
Germany	4.0%	4.3%	3.2%	3.5%	4.1%	3.3%
Brazil	3.9%	3.9%	3.9%	4.3%	5.3%	4.8%
Chile	1.4%	1.4%	1.3%	1.3%	1.3%	1.0%
Japan	2.4%	2.2%	2.0%	2.3%	2.4%	1.9%
Spain	1.5%	1.7%	1.7%	1.8%	1.8%	1.6%
Uruguay	0.1%	0.1%	0.2%	0.1%	0.1%	0.1%
Ecuador	1.5%	1.5%	1.5%	1.3%	1.5%	1.3%
Others	26.9%	27.4%	39.5%	38.4%	30.1%	40.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100%

Totals may differ due to rounding.

1:	Correspond to country of purchase.
2:	Preliminary

Sources: National Directorate of Customs and Taxes.

Exports to the United States were U.S. $10.7 billion in 2018 compared to U.S. $10.6 billion in 2017. According to preliminary figures, exports to the United States were $10.3 billion for the period from January to November 2019 compared to U.S. $9.8 billion in the same period from 2018.

Exports to Panama were U.S. $2.9 billion in 2018 compared to U.S. $2.5 billion in 2017. According to preliminary figures, exports to Panama were U.S. $2.5 billion for the period from January to November 2019, compared to U.S. $2.7 billion in the same period in 2018. The decrease in exports to Panama during the first eleven months of 2019 was mainly due to lower sales of crude oil.

Exports to China were U.S. $4.2 billion in 2018 compared to U.S. $2.2 billion in 2017. According to preliminary figures, exports to China totaled U.S. $4.0 billion for the first eleven months of 2019 compared to $3.8 billion in the same period in 2018.

Colombia’s major trading partners classified by imports are the United States and China. Imports from the United States were U.S. $13.0 billion in 2018 compared to U.S. $12.0 billion in 2017. According to preliminary figures, imports from the United States were U.S. $11.0 billion for the first ten months of 2019, compared to U.S. $10.8 billion during the same period in 2018.

Imports from China totaled U.S. $10.5 billion in 2018. Imports from China for the first ten months of 2019 totaled U.S. $9.1 billion, compared to U.S. $8.7 billion during the same period in 2018.

According to preliminary figures, imports from the European Union for the first ten months of 2019 totaled $6.5 billion.

Monetary System

Financial sector

As of October 31, 2019, Colombia’s financial sector had a total gross loan portfolio of Ps. 488.2 trillion compared to Ps. 450.6 trillion as of October 31, 2018. Past due loans totaled Ps. 22.1 trillion as October 31, 2019, Ps. 22.2 trillion as of October 31, 2018, and Ps. 19.1 trillion as of October 31, 2017. Past due loans were 4.3% of total loans as of October 31, 2019, 4.9% of total loans as of October 31, 2018, and 4.5% of total loans as of October 31, 2017. Provisions as a percentage of past due loans were 125.9% as of October 31, 2019 and 127.1% as of October 31, 2018 and 126.3% as of October 31, 2017.

The aggregate net technical capital (or solvency ratio) of Colombian banks was 14.8% of risk-weighted assets as of October 31, 2019. Risk-weighted assets increased to Ps. 515,876 trillion as of October 31, 2019.

The following table shows the results of the financial sector as of and for the 12 months ended October 31, 2019:

Selected Financial Sector Indicators

(in millions of pesos as of and for

the 12 months ended October 31, 2019)

	Assets		Liabilities		Net Worth		Earnings
Banks	Ps.	670,839,620	Ps.	580,917,932	Ps.	89,921,688	Ps.	9,393,523
Non-Banking Financial Institutions(1)		35,584,116		22,697,671		12,886,445		1,747,259
Special State-Owned Institutions(2)		78,018,769		47,477,434		30,541,335		3,280,134

Total	Ps.	784,442,505	Ps.	651,093,037	Ps.	133,349,468	Ps.	14,420,917

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)

Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical Studies, or “ICETEX”).

Source: Financial Superintendency.

Interest rates and inflation

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2017 was 4.1% compared to 5.8% in 2016. The 12-month change in the CPI as of December 2018 was 3.2%. This decrease in consumer inflation was mainly attributable to a decrease in the annual increase in the prices of food (2.4%) and clothing (0.3%). As of December 31, 2019, the CPI totaled 3.8%, which increase was mainly due to an increase in the prices of food and non-alcoholic beverages (5.80%), education (5.75%) and alcoholic beverages (5.48%).

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2017 was 3.3% compared to 2016. As of December 31, 2018, the year-over-year PPI was 2.3%. The increase in the year-over-year PPI was mainly due to an increase in prices of agriculture, livestock, hunting, forestry and fishing of 4.6%. As of December 31, 2019, the year-over-year PPI was 6.1%. The increase in the year- over-year PPI was mainly due to an increase in prices of mining (9.7%) and agriculture, livestock and fishing (6.5%).

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) increased from 4.6% in 2015 to 6.8% in 2016. The average DTF for 2017 was 6.0%. The average DTF for 2018 was 4.7%. The average DTF for 2019 was 4.5%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2014	3.3	6.0	4.1
2015	5.3	5.5	4.6
2016	5.5	2.2	6.8
2017	5.0	3.3	6.0
2018
January	4.6	3.1	5.2
February	4.3	3.6	5.1
March	4.0	3.6	5.0
April	3.8	4.2	4.9
May	3.8	7.0	4.7
June	3.7	7.4	4.6
July	3.8	5.9	4.6
August	3.8	5.2	4.5
September	3.7	7.2	4.5
October	3.8	7.8	4.4
November	3.7	4.4	4.4
December	3.5	2.3	4.5
2019
January	3.5	2.7	4.6
February	3.2	3.8	4.6
March	3.3	4.7	4.6
April	3.3	5.9	4.5
May	3.3	5.3	4.5
June	3.4	3.8	4.5
July	3.8	4.6	4.5
August	3.7	5.0	4.4
September	3.8	3.8	4.5
October	3.8	2.4	4.4
November	3.8	4.0	4.4
December	3.8	6.1	4.5

1:	Percentage change over the previous 12 months at the end of each month indicated.
2:	Average for each of the years 2014-2017 and, for each indicated month in 2018 and 2019, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On August 1, 2014, due to continued weakness in global demand and lower oil and raw material prices, Banco de la República increased the discount rate by 25 basis points to 4.25%. On September 1, 2014, Banco de la República increased the discount rate to 4.5% to combat higher seasonal inflation in entertainment services (2.8%) and transportation (3.2%) in the last quarter of the year. Through August 2015, Banco de la República maintained the interest rate at 4.5% due to a smaller increase in inflation than had been projected, lower economic growth in the United States and the Euro Zone, the risk of a greater deterioration in the Chinese economy, including the recent Yuan devaluation, low oil prices, low international demand and a possible increase in the United States interest rates by the Federal Reserve. As a result of accelerated increases in the consumer price index, from September 2015 to September 2016, Banco de la República has adjusted the discount rate eleven times from 4.50% to a high of 7.75%. These increases were made because Banco de la Republica decided to phase out its monetary stimulus due to the increase in the consumer inflation caused by higher food prices, the effects of the weather phenomenon “El Niño” and the continued weakness in global demand and lower oil and raw material prices. As of November 30, 2016, Banco de la República maintained the discount rate at 7.75% due to an expected decrease in growth of commercial partners in 2016. On December 16, 2016, Banco de la República decreased the discount rate by 25 basis points to 7.50% mainly because of a decrease in inflation and an expected downturn in global economic growth. From December 2016 to December 2019, Banco de la República adjusted the discount rate twelve times from 7.75% to a low of 4.25%. These decreases were made because of a reduction in consumer inflation since September 2016.

Foreign Exchange Rates and International Reserves

Exchange Rates

On December 31, 2019, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 3,277.14=U.S. $1.00 compared to Ps. 3,249.75=U.S. $1.00 on December 31, 2018. During the 12-month period ended December 31, 2019, the Representative Market Rate reached a high of Ps. 3,522.48=U.S. $1.00 on November 30, 2019 and a low of Ps. 3,072.01=U.S. $1.00 on February 28, 2019.

International Reserves.

As of December 31, 2013, Banco de la República’s gross international reserves stood at $43,639.3 million and by December 31, 2014, gross international reserves had increased to U.S. $47,328.1 million. As of December 31, 2015, gross international reserves decreased by U.S. $587.7 million to U.S. $46,740.4 million. As of December 31, 2016, gross international reserves decreased by U.S. $57.6 million to U.S. $46,682.8 million. As of December 31, 2017, gross international reserves increased by U.S. $954.4 million to U.S. $47,637.2 million. As of December 31, 2018, gross international reserves increased by U.S. $764.3 million to U.S. $48,401.5 million. As of December 31, 2019 gross international reserves increased by U.S. $4,772.7 million to U.S. $53,174.2 million.

In December 2011, Banco de la República decided to resume the accumulation of international reserves mainly due to three factors: (i) low interest rates in the developed economies; (ii) a decision to have a more conservative risk profile of the central bank’s portfolio; and (iii) the depreciation of the euro against the dollar by 3% in 2011. During 2012 and 2013, Banco de la República continued accumulating international reserves mainly due to the adoption of a conservative risk profile in light of the global financial crisis. In July 2014, Banco de la República decided to increase the daily amount of dollar purchases and continued accumulating international reserves, in an amount totaling $2.0 billion between July and September 2014, buying at least U.S. $30 million daily. During October 2014, Banco de la República resumed accumulating international reserves through average daily purchases of U.S.$10.0 million in competitive auctions. In November 2014, Banco de la República purchased $165.0 million in the foreign exchange market through the auction mechanism of direct purchase. From January 2014 to December 2014, Banco de la República accumulated U.S. $4.1 billion. From February 2015 to September 2018, Banco de la República did not increase its international reserves. On October 1, 2018, Banco de la República initiated a program to accumulate international reserves with an initial auction of up to U.S. $400 million. As of December 27, 2019, Banco de la República has accumulated U.S. $1,878.4 million in eight auctions.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General

Directorate of Public Credit and the National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As October 31, 2019, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which established a system to administer the “Fondo de Ahorro y Estabilización del Sistema General de Regalías”, or Savings and Stabilization Fund. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. As of October 31, 2019, transfers in dollars into the Savings and Stabilization Fund since inception totaled $3.5 billion.

Public Sector Finance

General

In 2018, the Central Government deficit was 3.1% of GDP compared to a deficit of 3.6% of GDP in 2017. The Central Government deficit for 2018 was Ps. 30,316 billion, a decrease of 9.9% from the Ps. 33,636 billion deficit registered in 2017. Central Government revenues increased by 3.6%, from Ps. 144,062 billion in 2017 to Ps. 149,292 billion in 2018, while Central Government expenditures increased by 3.4%, from Ps. 174,140 billion in 2017 to Ps. 180,116 billion in 2018. The increase in expenditures was primarily due to increases in operating and interest expenditures.

On June 13, 2019, a revised Financing Plan for 2019 as part of the Medium Term Fiscal Framework 2019-2020 was published, under which the Government plans to issue up to Ps. 35.3 trillion in internal debt and $11.5 billion in external debt for 2019. According to the Medium Term Fiscal Framework the Central Government deficit for 2019 is projected to be 2.4% of GDP, and the non-financial public sector deficit for 2019 is projected to be 2.2% of GDP.

2019 Budget

The 2019 budget became Law No. 1940 on November 26, 2018. The consolidated public sector deficit for 2019 is expected to be 1.7% of GDP (Ps. 18,026 billion) and the consolidated public sector deficit for 2020 is anticipated to be approximately 1.0% of GDP (Ps. 10,796 billion). The 2019 budget estimated a Central Government deficit of approximately 2.4% of GDP (Ps. 24,935 billion). Total consolidated non-financial public sector expenditures for 2019 are currently budgeted to reach Ps.439.8 billion, out of which Ps. 193.5 billion corresponds to expenditures by the Central Government and Ps. 246.2 billion corresponds to expenditures by public entities at the national and local level and transfers to departmental and local governments.

Under the 2019 budget, the Central Government’s revenues on a cash-flow basis are projected to total Ps. 172,570 billion (approximately 16.6% of GDP), an increase of 15.6% compared to revenues of Ps. 149,292 billion recorded in 2018. Total tax revenues are expected to grow by 9.8%, from Ps. 135,187 billion in 2018 to Ps. 148,496 billion in 2019. Income tax revenues and CREE, including withholding tax, are expected to amount to Ps. 67,400 billion in 2019, an increase of 5.2% compared to 2018 income tax revenues and CREE of Ps. 64,044 billion. Internal value-added tax and consumption tax revenues are expected to total Ps. 44,900 billion compared to Ps. 40,588 billion in 2018, an increase of 10.6%. Revenues from the tax on wealth are anticipated to amount to Ps. 890 billion, compared to Ps. 468 billion in 2018, representing an increase of 90.2%. Tariffs and external value-added tax revenues are expected to increase by 12.8% in 2019, from Ps. 20,925 billion in 2018 to Ps. 23,611 billion in 2019. Non-tax revenues are expected to amount to Ps. 24,074 billion in 2019, a 70.7% increase compared to 2018 (Ps. 14,105 billion).

The following table provides principal assumptions as of June 14, 2019:

Principal 2019 Assumptions

2019 Assumptions(1)
Gross Domestic Product
Nominal GDP (billions of pesos 2015)	1,041,529,650
Real GDP Growth	3.6%
Inflation(2)
Domestic Inflation (consumer price index)	3.2%
External Inflation(3)	2.2%
Real Devaluation at end of period	(0.4)%
Export Prices
Coffee, (ex-dock) ($/kg.)(4)	1.3
Oil ($/barrel)(5)	63
Coal ($/ton)	80.5
Gold ($/Troy oz.)(6)	955

(1)	Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in June 2019.
(2)	End of period.
(3)	“External Inflation” is based on projected inflation in the United States as published in the IMF, World Economic Outlook Database, as of April 2019.
(4)	Budget assumptions based on data from Banco de la República.
(5)	Based on inputs provided by the Mining and Energy Technical Group established by the Fiscal Rule and oil futures market..
(6)	Based on projections by the General Directorate of Macroeconomic Policy.

Source: General Directorate of Macroeconomic Policy, Ministry of Finance.

The figures set forth in this “—Public Sector Finance” section represent the Government’s assumptions as of June 14, 2019, of the 2019 Colombian economy. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Flexible Credit Line with the IMF

On June 24, 2013, the IMF’s Executive Board approved a two-year SDR 3.87 billion successor arrangement under the Flexible Credit Line, which at June 24, 2013 was equivalent to approximately $5.84 billion. On June 17, 2015, the IMF’s executive board approved a two-year SDR 3.87 billion successor arrangement under the IMF’s Flexible Credit Line, which at June 17, 2015 was equivalent to approximately $5.45 billion. On June 13, 2016, the IMF’s Executive Board approved a successor two-year arrangement under the Flexible Credit Line in the amount of SDR 8.18 billion, approximately U.S. $11.35 billion, and canceled the previous arrangement of SDR 3.87 billion. On June 6, 2017, the IMF Board reaffirmed Colombia’s continued qualification to access US$ 11.4 billion under the Flexible Credit Line. The Government intends to treat the credit line as precautionary and does not plan to draw on the facility. On May 25, 2018, the Executive Board of the IMF approved a successor two-year arrangement for Colombia under the FCL in an amount equivalent to SDR 7.9 billion, approximately U.S. $11.4 billion, and canceled the previous arrangement for SDR 8.2 billion. The Government has stated its intention to treat the arrangement as precautionary and does not plan to draw on the facility. On May 20, 2019, the Executive Board of the IMF completed its review of Colombia’s qualification for the arrangement under the FCL and reaffirmed Colombia’s qualification to access FCL resources.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was, 34.6% in 2013, 38.7% in 2014, 43.1% in 2015, 43.2% in 2016 and 44.9% in 2017. For the year ended December 31, 2018, the ratio of total net non-financial public sector debt to GDP increased to 47.1%, mainly due to the increase in the amount of debt of the Central Government. As of June 2019, the ratio of total net non-financial public sector-debt to GDP was 50.8%.

Public Sector Internal Debt

As of December 31, 2019, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 298.2 trillion, compared to Ps. 282.9 trillion as of December 31, 2018.

The following table shows the direct internal funded debt of the Central Government as of December 31, 2019 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

	At December 31, 2019
Treasury Bonds	Ps.	298,196,094
Treasury Bonds (short term)		14,190,999
Pension Bonds		8,580,269
Peace Bonds		966
Constant Value Bonds		1,328,057
Others(1)		383,633
Security Bonds		2
Treasury notes		18,527,184
Total	Ps.	341,207,203

Total may differ due to rounding. (1) Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 62.6 billion as of December 31, 2019.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of November 30, 2018		As of November 30, 2019
Central Government	U.S. $	49,748	U.S. $	50,936
Public Entities(2)
Guaranteed		1,953		2,005
Non-Guaranteed		20,108		18,527

Total External Funded Debt	U.S. $	71,809	U.S. $	71,415

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of November 30, 2018 and November 30, 2019, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of November 30, 2018		As of November 30, 2019
	(in millions of U.S. dollars)
Multilaterals	U.S. $	20,800	U.S. $	21,732
IDB		8,763		9,378
World Bank		10,102		10,433
Others		1,936		1,921
Commercial Banks		4,173		3,845
Export Credit Institutions		3,130		3,044
Bonds		41,256		40,505
Foreign Governments		2,448		2,286
Suppliers		2		2

Total	U.S. $	71,809	U.S. $	71,415

Total may differ due to rounding.

(1)

Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of November 30, 2018 and November 30, 2019, respectively.

Source: Debt Registry Office Ministry of Finance.

On January 28, 2014, Colombia issued U.S. $2,000,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044.

On October 28, 2014, Colombia issued U.S. $500,000,000 aggregate principal amount of its 4.000% Global Bonds due 2024 and U.S. $500,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044 in a reopening of each such series.

On January 28, 2015, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045.

On March 26, 2015, Colombia issued U.S. $1,000,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045 in a reopening of such series.

As of May 31, 2015, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $513 million.

On September 21, 2015, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2026.

On March 22, 2016, Colombia issued €1,350,000,000 aggregate principal amount of its 3.875% Global Bonds due 2026.

On January 25, 2017, Colombia issued U.S. $1,000,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027 and U.S. $1,500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045.

On August 9, 2017, Colombia issued U.S. $1,400,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027.

On October 12, 2018, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2029 (the “2029 Bonds”) and U.S. $500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045. The proceeds of the 2029 Bonds were used in part for payment of Colombia’s offer to purchase U.S. $1,000,000,000 of its 7.375% Global Bonds due 2019.

On January 28, 2019, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 5.200% Global Bonds due 2049 and U.S. $500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2029.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•

constitute a further issuance of, and will form a single series with the outstanding U.S. $1,500,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and will be fully fungible with the outstanding bonds;

•	be issued on , 2020, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on May 15, 2049;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 5.200% per year, accruing from November 15, 2019;

•

pay interest in U.S. dollars on May 15 and November 15 of each year. The first interest payment will be made on May 15, 2020. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on May 1 or November 1, as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is     %, and the resulting yield to maturity (calculated on a semi-annual basis) is     %. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to November 15, 2048 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 35 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after November 15, 2048 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means one of BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•

“Reference Treasury Dealer” means (1) one of BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, or their affiliates, provided, however, that if BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated; or Morgan Stanley & Co. LLC, or any of their respective affiliates shall cease to be a Primary Treasury Dealer, Colombia will appoint another Primary Treasury Dealer as a substitute for such entity, and (2) any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, BNP Paribas Securities Corp, Merrill Lynch, Pierce, Fenner & Smith Incorporated; or Morgan Stanley & Co. LLC; and (3) any other Primary Treasury Dealer selected by Colombia.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent in Luxembourg. Colombia has initially appointed The Bank of New York Mellon S.A./N.V., Luxembourg Branch to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of

2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so the discussion below might not be reliable in the future. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with holders that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code).

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. Furthermore, if the bonds are treated as contingent payment debt instruments and the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019, are not so treated, the bonds will not be fungible with the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 for U.S. federal income tax purposes. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments” for more information about potential amendments of certain key terms of the bonds.

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the bonds as being issued in a “qualified reopening” of the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019, for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 were not issued with “original issue discount” for U.S. federal income tax purposes, the bonds also do not have original issue discount. The remainder of this discussion assumes that the bonds offered hereby are issued in a qualified reopening.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Pre-issuance Accrued Interest. A portion of the price paid for the bonds may be allocable to interest that accrued prior to the date the bonds are purchased (the “pre-issuance accrued interest”). That portion of interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the bonds. Amounts treated as a return of pre-issuance accrued interest will not be taxable when received but should reduce the adjusted tax basis in the bonds by such amount.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your bond.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Bonds Purchased at a Premium. If you purchase a bond for an amount that is greater than its stated principal amount (after excluding the portion attributable to any pre-issuance accrued interest), you will be considered to have purchased the bond with “amortizable bond premium” equal in amount to that excess. You may elect to amortize such bond premium using a constant-yield method over the remaining term of the bond. However, because the bonds may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the bonds.

If you make the election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your bond by the amount of amortizable bond premium allocable to that accrual period, based on your bond’s yield to maturity. Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your bond by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the bond.

Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the bonds.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond decreased (but not below zero) by (i) any amortized bond premium and (ii) any amount attributable to pre-issuance accrued interest that you already have received.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Under the current U.S. federal income tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. Persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a non-U.S. partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of                      , 2020, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
BBVA Securities Inc.	U.S. $
Goldman Sachs & Co. LLC.	U.S. $
Scotia Capital (USA) Inc.	U.S. $

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. BBVA Securities Inc. is located at 1345 Avenue of the Americas, 44th Floor, New York, New York 10105, Goldman Sachs & Co. LLC is located at 200 West Street, New York, New York 10282-2198, USA, and Scotia Capital (USA) Inc. is located at 250 Vesey Street, York, New York 10281. The underwriters may also offer and sell bonds through certain of their affiliates.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about                     , 2020, which is the seventh business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next five succeeding business day will be required, by virtue of the fact that the bonds initially will settle on T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of     % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

The underwriters are acting as joint dealer managers and Goldman Sachs & Co. LLC is acting as the billing and delivering bank (the “B&D Bank”) for Colombia’s tender offer on the terms and subject to the conditions set forth in the offer to purchase.

It is anticipated that Goldman Sachs & Co. LLC, as the B&D Bank for the tender offer, will purchase the tendered bonds pursuant to the offer to purchase on January 28, 2020, two business days prior to settlement of the bonds. On the settlement date of the bonds, the B&D Bank will be entitled to offset a portion of the net proceeds of this offering against the full amount due to the B&D Bank by Colombia for the tendered bonds purchased by the B&D Bank for delivery to Colombia, and the B&D Bank will pay the balance of the net proceeds of the bonds to Colombia.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. If any of the underwriters or their affiliates has a lending relationship with Colombia, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Colombia consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities Canadian laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: JANUARY 21, 2020. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA COMISIÓN PARA EL MERCADO FINANCIERO (LA “CMF)”, LOS BONOS PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº 410, DE 27 DE JULIO DE 2016, AMBAS DE LA CMF.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1. LA OFERTA DE LOS BONOS COMIENZA EL 21 DE ENERO DE 2020, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2. LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA CMF;

3. POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4. LOS BONOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the bonds

Hong Kong

Each manager represents, warrants and agrees that the debt securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the debt securities has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the debt securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in to Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility in Switzerland. Neither this document, nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to the FinSa, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offer of the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on September 3, 2019, CONPES document No. 3967 DNP, MINHACIENDA, dated August 16, 2019 and Resolution No.          dated as of January     , 2020 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg paying agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of                     2020, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code
195325DQ5	US195325DQ52	194498772

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Susana Pilar Berenguer Visbal, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $10,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is October 19, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer.

Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;
•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the

Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•

liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•

any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•

liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•

liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•

liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments—Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series.

Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than

75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3 % of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•

if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and

(y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series,

create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo), and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso), which entered into force on January 1, 2016, pursuant to the terms of Acuerdo No. PSAA15-10392, of October 1, 2015, issued by the Colombian Council of the Judiciary (Consejo Superior de la Judicatura) and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in Colombia are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities provided that the recipient of the debt securities is not a Colombian resident and is not domiciled in Colombia.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated under the Code, published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Department of Treasury regulations to be treated as a U.S. trust.

If you are not a U.S. holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the

U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters;

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting

Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2016 filed with the SEC on September 26, 2017 (SEC File No. 033-73840);
•	All amendments on Form 18-K/A to the 2016 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2016 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1-381-2802/57-1-381-2156

Facsimile:  57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

PAYING AGENT

The Bank of New York Mellon S.A./N.V., Luxembourg Branch

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia